November 18, 2019

Dear Members of the Board,

As previously stated during our most recent board meeting on Friday, November 15, 2019, I have serious questions about the ethics and legality of several actions taken by the IPDN Board of Directors subsequent to the abrupt resignation of Michael Wang, the former IPDN CEO last week.

The lack of financial and fiduciary transparency, my exclusion from important and consequential communications to the board of directors and the perception of overnight secret maneuvers and manipulations have made me question the independence of several members of the board of directors. I am therefore uncomfortable with the integrity of the acts and decisions of the IPDN Board of Directors.

Consequently, I can no longer in good conscience serve as a member of the IPDN Board of Directors and tender my resignation as an executive director, effective immediately.

I am informing legal counsel of this decision through this communication, and will rely upon him to file the necessary documents with the appropriate regulatory agencies that will accurately reflect my resignation and reasons thereof prior to the end of my term within the appropriate security guidelines and according to our legal and ethical obligations.

Please know that pursuant to my Executive Employment Agreement and my own duty of professionalism and ethics, I remain loyal to the success of IPDN and will continue to work towards that success.

ipdnusa.com

US - CHINA

IPDN ● 801 W. ADAMS STREET ● CHICAGO, IL 60608

Phone: 516-453-6100 ● E-mail: sjones@ipdnusa.com